Exhibit 99.1


 Dobson Communications Announces Private Offering of $450 Million in Senior Subordinated Notes by American Cellular


OKLAHOMA CITY, March 14, 2001 -- Dobson Communications Corporation (Nasdaq:DCEL) today announced that American Cellular Corporation, which is owned by a joint venture equally owned by Dobson and AT&T Wireless (NYSE:AWE) has completed the issuance of $450 million in 9-1/2% Senior Subordinated Notes due 2009. Net proceeds from the offering will be used by American Cellular to secure the first four scheduled semi-annual interest payments due on the Notes, and the balance of the funds will be used to reduce bank debt and for general corporate purposes.

The Notes were offered to qualified institutional buyers and to persons outside the United States under Regulation S. The Notes have not been, nor will they be, registered under the Securities Act of 1933 or under any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or the solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include the anticipated use of proceeds. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected.

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CONTACT: Dobson Communications Corporation, Oklahoma City
   J. Warren Henry
   Vice President, Investor Relations
   (405) 529-8820